 EXHIBIT 10.3

Summary of Officer Bonus Arrangements

Description

The officers of the Registrant are eligible for a bonus calculated as a percentage of each officer’s base salary.  Executive officers of the Registrant participate in the plan on the same basis as all other participating officers.  The bonus is approved by the Board of Directors and the specific percentage award is determined based on the Registrant’s return on average assets for the twelve month period ending on November 30.

The Board of Directors has the authority to amend, alter, suspend or discontinue the bonus arrangement at any time.  For the twelve month period ending November 30, 2011 the performance of the Registrant and the Bank was positively impacted by the Acquisition.  The Board approved a bonus for all officers payable December 2011 at 1% of each officer’s base salary.

The Board of Directors also altered the bonus arrangement in 2011 to include additional executive bonus compensation.  The Executive Committee of the Board first reviewed this issue in December 2009 following the Acquisition.  At that time the Executive Committee declined recommending any additional executive bonus compensation for 2009.  They opted to review the Bank’s performance through October 31, 2010 allowing one full year of results from the October 23, 2009 Acquisition.  Performance of the Bank for the twelve months ending October 31, 2010 resulted in recommendation by the Executive Committee and approval by the Board of additional executive bonus compensation for 2010 and 2011.

Other Provisions

If an officer’s employment is terminated for any reason before the bonus is paid, the officer forfeits all rights to the bonus.

This bonus arrangement does not give any officer the right to be retained in the employment of the Registrant and does not affect the right of the Registrant to terminate, with or without cause, any officer’s employment at any time.

The Registrant has the right to withhold from any compensation payable to an officer, or to cause the officer (or the executor or administrator of his or her estate or his or her distributee) to make payment of any federal, state, local or foreign taxes required to be withheld with respect to any payment.

The Board of Directors may amend, alter, suspend or discontinue the bonus arrangements as it shall at any time or from time to time determine in its sole discretion.